EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-215797) on Form S-8 and the Registration Statement (No. 333-223897) on Form S-3 of REV Group, Inc. of our reports dated December 18, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of REV Group, Inc., appearing in this Annual Report on Form 10-K of REV Group, Inc. for the year ended October 31, 2019.

/s/ RSM US LLP

Milwaukee, Wisconsin

December 18, 2019